Exhibit 99.4

Crosstex International, Inc

Balance Sheet

July 31, 2005

Assets	2005

Current Assets:
Cash and cash equivalents	$3,114,532
Receivables:
Trade accounts receivable, net of allowance for doubtful accounts and sales rebates of $145,000	4,386,531
Other	11,929
Inventories:
Raw materials	1,983,671
Work in process	45,009
Finished goods	4,604,256
Prepaid expenses	102,584
Prepaid income taxes	134,603
Deferred tax assets	271,972

Total current assets	14,655,087

Property, Plant and Equipment, net	7,864,407

Intangible and Other Assets:
Customer lists, net	20,833
Noncompete agreements, net	32,500
Goodwill	1,010,770
Note receivable - other	33,142
Note receivable - officer	324,577
Other	16,360

1,438,182

Total assets	$23,957,676

Liabilities and Shareholders’ Equity	2005

Current Liabilities:
Current maturities of long-term debt	$6,235,024
Current maturities of deferred compensation	804,867
Accounts payable	1,929,238
Accrued liabilities	720,874
Accrued compensation	1,185,911
Advances to officer’s and employees	209,259

Total current liabilities	11,085,173

Long-term debt, less current maturities	—

Deferred compensation - long term	—

Deferred taxes	746,133

Total liabilities	11,831,306

Shareholders’ Equity
Common stock, 500,000 shares authorized; 120,592 shares issued	2,836
Retained earnings	18,223,484

18,226,320
Less: treasury stock, 379,408 shares in 2005	(6,099,950)
12,126,370
Total liabilities and shareholders’ equity	$23,957,676

Crosstex International, Inc.

Statements of Income

Three Months Ended July 31, 2005 and 2004

	2005	2004

Net sales	$13,231,911	$11,906,370
Cost of goods sold	8,591,255	7,612,034

Gross profit	4,640,656	4,294,336

Operating expenses:
Selling, general and administrative	3,742,015	2,566,529
Depreciation and amortization	31,552	28,230

Operating income	867,089	1,699,577

Other (income) expense:
Other (income) expense, net	—	—
Interest income	(827)	(2,776)
Interest expense	251,519	148,442

Income before income taxes	616,397	1,553,911

Provision for income taxes	282,000	583,000

Net income	$334,397	$970,911

Crosstex International, Inc.

Statements of Cash Flows

Three Months Ended July 31, 2005 and 2004

	2005	2004

Cash Flows from Operating Activities:
Net income	$334,397	$970,911
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	286,309	277,752
Intangibles amortization	6,666	6,666
Deferred income taxes	32,500	—
Deferred financing costs amortization	40,013	2,305
Deferred compensation	(5,300)	9,900
Change in working capital components, net of effects of business combinations:
Trade accounts receivable	(61,677)	375,965
Inventories	(116,912)	(1,172,935)
Prepaid expenses and other current assets	179,717	561,393
Accounts payable and accrued liabilities	1,964,983	(237,894)

Net cash provided by operating activities	2,660,696	794,063

Cash Flows from Investing Activities:
Purchase of leasehold improvements and equipment	(52,616)	(183,631)
Payment for acquisition of businesses	(647,000)	—
Payments received on note receivable	2,873	1,813
Purchase of intangibles	(60,769)	—

Net cash (used in) investing activities	(757,512)	(181,818)

Cash Flows from Financing Activities:
Payments on long-term debt	(1,224,309)	(338,613)
Cash dividends	(150,740)	—

Net cash (used in) financing activities	(1,375,049)	(338,613)

Net increase in cash and cash equivalents	528,135	273,632

Cash and cash equivalents:
Beginning	2,586,397	1,106,342

Ending	$3,114,532	$1,379,974

	2005	2004

Supplemental Disclosures of Cash Flow Information
Cash payments (receipts) for:
Interest	$183,206	$147,807

Income taxes	$99,374	$15,798

Supplemental Schedule of Noncash Investing and Financing Activities
Acquisition of businesses:
Fair value of net assets acquired:
Working capital assets	$97,000	$—
Machinery and equipment	100,000	—
Goodwill	450,000	—

Net cash purchase price	$647,000	$—

Crosstex International, Inc.

Notes to financial statements

Note 1.                                  Basis of Presentation

The financial information as of July 31, 2005 and for the three month periods ended July 31, 2005 and 2004 is unaudited; however, such financial information includes all adjustments (consisting solely of normal recurring adjustments), which, in the opinion of management, are necessary for the fair presentation of the financial information in conformity with accounting principles generally accepted in the United States of America.

The results of operations for the three month periods ended July 31, 2005 and 2004 are not necessarily indicative of the operating results for the full year or any other interim period.

In connection with the terms of the stock purchase agreements among Cantel Medical Corp., the Company and the shareholders of the Company, and as a condition of the closing, the Company was required to repay the outstanding bank debt and the deferred compensation obligations to officers.  As a result, at July 31, 2005, the Company has classified its bank debt and deferred compensation obligations as current liabilities.  In addition, the portion of the deferred tax asset related to deferred compensation obligations was also classified as a current deferred tax asset.

Note 2.                                  Acquisitions

In May 2005, the Company purchased certain assets, including intangibles, of a manufacturer and distributor of rubber tips that attach to dental suction tubes.  The purchase price was approximately $647,000.  The fair value of the assets acquired consisted of $97,000 in inventory and $100,000 in machinery and equipment.  The excess purchase price of $450,000 was assigned to goodwill.

In addition, the Company paid approximately $60,000 in connection with a prior acquisition and the amount was assigned to goodwill.

Note 3.                                  Notes Payable

During the quarter ended July 31, 2005, the Company repaid one of the notes payable-treasury stock which amounted to approximately $900,000.  The other note payable-treasury stock was repaid in connection with the acquisition described in Note 1 above.

Note 4.                                  Income Tax Matters

Included in the provision for income taxes is an estimated provision of approximately $60,000 relating to a tax assessment resulting from an IRS examination for the years ended April 30, 2004 and 2003.